UNIFIED SERIES TRUST

RULE 18f-3 PLAN OF THE

CHINOOK EMERGING GROWTH FUND

WHEREAS, Unified Series Trust, an Ohio business trust (the “Trust”), is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of its series, Chinook Emerging Growth Fund (the “Fund”) desires to adopt this 18f-3 Plan (“Plan”) pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust’s Board of Trustees, including the Trustees who are not interested persons of the Trust and the Fund (“Independent Trustees”), have determined that, in the exercise of their reasonable business judgment and in light of their fiduciary duties, the Plan, including the expense allocation, is in the best interests of each class of the Fund.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

A.       Differences Among Classes. Each class of shares of the Fund:

(1)          (a) Shall have a different arrangement for shareholder services or the distribution of its shares, and shall pay all of the expenses of that arrangement;

(b) May pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes; and

(c) May pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provision in the advisory contract of the Fund to the investment performance of each class;

(2)      Shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement;

(3)      Shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(4)      Shall have in all other respects the same rights and obligations as each other class.

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B.       Description of Classes. The Fund shall offer the following classes of shares on the terms set forth below:

(1)

Class R Shares. Existing shares of the Fund as of the day Class I shares below are first offered to the public shall be reclassified as Class R (Retail) shares. Class R shares shall be subject to an on-going 12b-1 fee of 0.25%. On the date Class I shares are first offered, and from time to time thereafter, Class R shareholders who are eligible to purchase Class I shares be contacted by the Fund and offered the opportunity to convert their shares into the Class I shares.

(2)

Class I Shares. Class I shares shall not be subject to a 12b-1 fee, and shall generally have a higher initial minimum investment than the Class R shares. The Fund reserves the right to require a shareholder to convert its Class I shares into Class R shares in the event the net asset value of such shareholder’s account falls below minimum investment amount due to redemptions (excluding the effect of reductions in value due to market fluctuations).

C.        Allocation of Class Expenses. Income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses not allocated to a particular class shall be allocated to each class based on the net assets of that class in relation to the net assets of the Fund (“relative net assets”).

D.   Board Approval. This Plan shall take effect as of the date the Fund’s Class I shares are first offered for sale to the public, following approval of the Plan, together with any related agreements, by vote of a majority of both (a) the Board of Trustees and (b) the Independent Trustees, cast at a meeting or meetings called for the purpose of voting on this Plan. Prior to approving the Plan or any material amendment thereto, a majority of the Trustees and Independent Trustees shall find that the Plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class of the Fund individually and the Fund as a whole. Before any vote on the Plan, the Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan.

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